Exhibit 10.12

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made as of the 12th day of October 2021 by and between LookWithUs.com, Inc. a Delaware corporation (“Seller”) and tsu Inc. (d/b/a Display), a Delaware corporation (“Purchaser”).

WHEREAS, the Seller is the owner of the Patent, FileWag Technology and Documentation (each as defined below),

WHEREAS, the Purchaser has had ample time to investigate and perform due diligence on the Patent, FileWag Technology and Documentation,

WHEREAS, the parties hereto desire to enter into this Agreement pursuant to which Purchaser will acquire from Seller, and Seller shall sell to Purchaser, all of Seller’s rights and assets in and to its technology (the “Business”) including, without limitation, all rights, title and interest in and to the Patent, FileWag Technology and Documentation, upon the terms and subject to the conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the terms, conditions, representations and covenants as herein set forth and for good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1.Definitions.  As used herein, the following terms shall have the following meanings unless the context otherwise requires.

“Affiliates” means, with respect to Purchaser or Seller, those Persons which are controlled by, controlling or under common control with, such Person.

“Assets” shall have the meaning set forth in Section 2(a) below.

“Assigned Patent Rights” shall have the meaning set forth in Section 2(a)(ii) below.

“Business” has the meaning set forth in the “WHEREAS” clause above.

“Business Intellectual Property” means the LookWithUs.com, Inc. patent and any derivation thereof and all other intellectual property specifically related to or focused on the Business (including without limitation patents, patent rights, copyrights, trade names, trademarks, logos, trade secret rights, technology, domain names and websites) that is owned or used by Seller or any of its Affiliates, specifically including, without limitation, the Patent, FileWag Technology and Documentation.

“Closing” shall mean the closing of the transactions contemplated by this Agreement.

“Closing Date” shall have the meaning set forth in Section 3(a) below.

“Common Shares” means common shares, par value $0.001, of Purchaser.

“Documentation” means the items listed in Exhibit A which pertain to the Patent and the FileWag Technology.

“Effective Time” means 11:59 P.M. United States eastern standard time on the Closing Date.

“Encumbrances” means any mortgage, pledge, lien, security interest, restriction on use, claim, or other encumbrance, charge or adverse claim of any nature whatsoever on any asset, property or property interest.

“FileWag Technology” means a media collaboration system developed and owned by Seller which utilizes the Patent, including all computer programs and software identified in Exhibit B attached hereto, including, object code (including microcode) and/or source code.

“Governmental Entity” means any federal, state, or local governmental authority, quasi-governmental authority, instrumentality, court, government or self-regulatory organization or government tribunal or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing.

“Material Adverse Effect” on an entity or entities, as the case may be, means a material adverse effect on or material adverse change in (i) the financial condition, properties, business or results of operations of such entity or entities, as the case may be, or (ii) the ability of the relevant parties hereto to consummate the transactions contemplated hereby; provided, however, that a Material Adverse Effect shall not include any effect to the extent that Purchaser can demonstrate that such effect primarily resulted from (a) a change in Applicable Law or U.S. GAAP or any interpretation thereof, (b) a change in interest rates or economic, business or financial market conditions generally or (c) the announcement of this Agreement.

“Modifications” means any and all updates, modifications, revisions, improvements, versions and/or derivative works, to the Patent, FileWag Technology and/or Documentation.

“Organizational Documents” means such Person’s charter, by-laws, certificate of incorporation, limited liability company agreement, partnership agreement or other similar organizational document(s).

“Patent” means all rights, title and interest in and to United States Patent No. 8,826,375 B2 entitled Rich Media Collaboration System, Patent Date September 2, 2014, including any reissues, renewals, reexaminations, substitutions or extensions thereof, a copy of which is attached hereto as Exhibit C.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, trust, business association, organization, Governmental Entity or other entity.

“Purchase Consideration” shall have the meaning set forth in Section 3(b) below.

“Representatives” means, as to any Person, its accountants, counsel, consultants, officers, directors, employees, agents and other advisers and representatives.

SECTION 2.Purchase and Sale of Assets; Assignment of Causes of Action.

(a)Purchased Assets.  Subject to the terms and conditions hereinafter set forth, Seller hereby sells, assigns, transfers, conveys and delivers to Purchaser, and Purchaser hereby purchases from Seller for the Purchase Consideration, all of Seller’s right, title and interest in and to the Assets, free and clear of any and all Encumbrances. The Assets purchased and assigned hereunder shall include, but not be limited to, the following assets, properties and rights relating to the Business owned by Seller (the “Assets”):

(i)The Business Intellectual Property;

(ii)The Patent and all inventions and discoveries described therein, including without limitation, all rights of Seller to collect any and all royalties under such Patent and all causes of action and enforcement rights, whether currently pending, filed or otherwise, for the Patent and all inventions and discoveries described therein, including without limitation all rights to pursue damages, injunctive relief and other remedies for past, current and future infringement of the Patent (collectively the “Assigned Patent Rights”);

(iii)The FileWag Technology; and

(iv)The Documentation.

SECTION 3.Closing; Purchase Consideration.

(a)Closing.  The Closing shall take place promptly following the execution of this Agreement upon delivery of the documents set forth in Sections 8 and 9 hereof and the satisfaction or waiver of all conditions to Closing set forth herein (the “Closing Date”).  The Closing shall be deemed effective as of the Effective Time on such Closing Date.

(b)Consideration Payable at Closing.  At the Closing, Purchaser agrees to pay to Seller the sum of Five Million Dollars ($5,000,000.00), payable in Common Shares at deemed equity value of $3.20 per share based on a valuation of the Purchaser of ($500,000,000) and the number of outstanding Common Shares of 156,267,177 as of September 24, 2021, which equals 1,562,500 Common Shares. (the “Purchase Consideration”).

(c)Allocation of Purchased Assets; Transfer Taxes.  The parties mutually agree that the Purchase Consideration for the Assets shall be allocated as follows: Four Million Dollars ($4,900,000.00) for the Patent, Ninety Thousand Dollars ($90,000.00) for the FileWag Technology and Documentation, and Ten Thousand ($10,000.00) for all of the other Assets other than the Patent, FileWag Technology and Documentation.  Seller covenants and agrees that it shall file all required tax forms and statements with their tax returns for the taxable year that includes the Closing Date.  All transfer and similar taxes payable in connection with the sale and transfer of the Assets shall be the responsibility of, and shall be paid by, Purchaser.

SECTION 4.No Assumption of Liabilities. Seller hereby acknowledges and agrees that Purchaser shall not be responsible for and does not assume any liabilities, duties or obligations relating to or arising out of the Business or any Assets while they were owned and controlled by Seller, all of which shall be retained by and shall be the exclusive obligation of the Seller.

SECTION 5.Further Assurances.  At any time, and from time to time, after the Closing Date, upon the reasonable request of Purchaser, Seller shall execute, acknowledge and deliver to Purchaser such other instruments as are necessary to evidence the conveyance, assignment and transfer of the Assets to Purchaser.

SECTION 6.Representations and Warranties of Seller.  Seller represents and warrants to Purchaser as follows:

(a)Organization; Qualification; Authority.  Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware.  Seller has all the requisite corporate power and authority to execute and deliver this Agreement and the other documents, instruments and agreements being entered into by it at the Closing (the “Seller Transaction Documents”), to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Seller of this Agreement and each and every other Seller Transaction Document have been duly authorized by all requisite corporate action of Seller.  This Agreement and each and every Seller Transaction Document constitutes the legal, valid and binding obligation of Seller, enforceable against it in accordance with their respective terms.

(b)Ownership; Title of Assets; No Infringement. Seller owns all right, title and interest in, and has good and marketable title to all of the Assets, in each case free and clear of any Encumbrances including, without limitation, the Business Intellectual Property, the Patent, the Assigned Patent Rights, the FileWag Technology, the Documentation and all right, title, and interest to sue for infringement of the Patent. To the best of the Seller’s knowledge after due investigation, the Patent and the other Assets do not infringe on or misappropriate any patent or intellectual property rights of any third party.  If it is discovered in the future that the Patent unknowingly infringes an existing patent, such discovery shall not be deemed a breach of this Agreement. Seller has obtained and properly recorded previously executed assignments for the Patent as necessary to fully perfect its rights and title therein in accordance with governing law and regulations in each respective jurisdiction. To the best of the Seller’s knowledge after due investigation, there are no actions, suits, investigations, claims, or proceedings threatened, pending, or in progress relating in any way to the Assigned Patent Rights. There are no existing contracts, agreements, options, commitments, proposals, bids, offers, or rights with, to, or in any person to acquire any of the Business Intellectual Property, the Patent, the Assigned Patent Rights, the FileWag Technology and the Documentation.

(c)Enforcement: Seller has not put a third party on notice of actual or potential infringement of the Patent. Seller has no outstanding invitation to any third party to enter into a license of the Patent.

(d)No Restrictions on Rights; Conduct. Purchaser will not be subject to any covenant not to sue or similar restrictions on its enforcement or enjoyment of the Business Intellectual Property, the Patent, the Assigned Patent Rights, the FileWag Technology and the Documentation. None of Seller, prior owner or their respective agents or representatives have engaged in any conduct, or omitted to perform any necessary act, the result of which would invalidate the Patent or hinder its enforcement, including, without limitation, misrepresenting the Patent to a standard-setting organization.

(e)Patent Office Proceedings; Fees. The Patent is not currently involved in any reexamination, reissue, interference proceeding, or any similar proceeding, and no such proceedings are pending or threatened. All maintenance fees, annuities, and the like due or payable on the Patent have been timely paid.

SECTION 7.Representations and Warranties of Purchaser.  Purchaser represents and warrants to Seller as follows:

(a)Due Incorporation of Purchaser. Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, with all requisite corporate power and authority to carry on its business as it is currently conducted.

(b)Due Authorization of Transaction; Binding Obligation. Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and any other documents to be entered into by it at the Closing (the “Purchaser Transaction Documents”), and to perform its obligations hereunder and consummate the transactions contemplated for it hereby, and the execution, delivery and performance of this Agreement by Purchaser have been duly authorized by all necessary corporate action on the part of Purchaser. This Agreement and the other Purchaser Transaction Documents have been duly executed and delivered by Purchaser and are the legal, valid and binding obligation of Purchaser enforceable against the Purchaser in accordance with their respective terms.

(c)Non-Contravention. The execution, delivery and performance of this Agreement by Purchaser and the consummation of the transactions contemplated hereby do not and will not contravene the Organizational Documents of Purchaser or violate, in any material respect, any Applicable Law and do not and will not conflict in any material respect with or result in a material breach of, or material default under, any contract, judgment, decree, order or ruling to which Purchaser is a party or by which it or any of its assets or properties is bound or affected.

(d)Government Approvals, Consents, and Filings. No approval, authorization, consent, order, filing, registration or notification is required to be obtained by Purchaser from, or made or given by Purchaser to, any Governmental Entity or other Person in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

(e)Litigation. (i) Purchaser is not engaged in, or a party to, or to the knowledge of Purchaser, threatened with, any legal action or other proceeding before any Governmental Entity, which, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on Purchaser and (ii) there are no outstanding orders, rulings, decrees, judgments or stipulations by or with any Governmental Entity (other than through general application) which, individually or in the aggregate, are reasonably likely to have a Material Adverse Effect on Purchaser.

SECTION 8.Closing Deliveries by Seller.  At the Closing, Seller shall execute and deliver or cause to be delivered to Purchaser the following, in form and substance reasonably satisfactory to Purchaser and Seller in the case of all documents:

(a)an incumbency certificate setting forth the names and respective signatures of the officers of Seller who have executed documents in connection with the Closing, certified by the Secretary or Assistant Secretary of Purchaser to be true and accurate as of the Closing Date; and

(b)such bills of sale, deeds, assignments and other good and sufficient instruments of assignment and transfer as shall be required or as may be appropriate in order to vest in Purchaser all of Seller’s right, title and interest in and to all of the Assets, including without limitation the Business Intellectual Property, the Patent, the Assigned Patent Rights, the FileWag Technology and the Documentation in the form attached as Exhibit D.

SECTION 9.Closing Deliveries by Purchaser.  At the Closing, Purchaser shall execute and deliver or cause to be delivered or issued to Seller the following, in form and substance reasonably satisfactory to Purchaser and Seller in the case of all documents:

(a)an incumbency certificate setting forth the names and respective signatures of the officers of Purchaser who have executed documents in connection with the Closing, certified by the Secretary or Assistant Secretary of Purchaser to be true and accurate as of the Closing Date; and

(b)the Purchase Consideration.

SECTION 10.Future Transfers of Purchaser Common Stock. From and after the Closing Date, Purchaser agrees to take any and all reasonable actions and to create and execute any and all documents reasonably necessary to effectuate the distribution of title to the Purchase Consideration, at such time in the future as the Seller may request, so that Seller may distribute the Purchase Consideration as a dividend to the owners of the Seller, including cancelling the Common Shares issued to the Seller and re-issuing such Common Shares in the names of the owners of Seller if requested by the Seller.

SECTION 11.Notices.  All notices to either party shall be in writing and delivered by hand, certified mail or overnight delivery to the address set forth by Seller and Purchaser below, or to such other address as either party shall designate by notice to the other party in accordance with this Section, and such notice shall be deemed effective upon delivery.

If to Seller:

LookWithUs.com, Inc.

5417 Ruthwood Drive

Calabasas, CA 91302

Attn:Mark Smith, Chief Executive Officer

Email:mark@lookwithus.com

If to Purchaser, to:

tsu Inc. (d/b/a Display

75 North Water Street,

Norwalk, CT 06854

Attn: John Acunto

Email: j@displaysocial.com

SECTION 12.Purchaser Covenants.

(a)No Encumbrances.  From the Closing Date until the expiration of the Exercise Period (as such term is defined in that certain  Option Agreement, executed contemporaneously herewith) the Purchaser shall not, without the prior consent of Seller (which consent shall not be unreasonably withheld or delayed), sell, lease, hypothecate or otherwise transfer or dispose of all, or any part of the Business Intellectual Property.

(b)Right of First Negotiation.  After the Closing, in the event if Purchaser (i) makes an assignment for the benefit of creditors, (ii) files a voluntary petition in bankruptcy, Purchaser is adjudged a bankrupt or insolvent, or has entered against it an order for relief, in any bankruptcy or insolvency proceedings, (iii) consents to or files a petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation, (iv) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in any bankruptcy or insolvency proceeding, (e) seeks, consents to or acquiesces in the appointment of a trustee, receiver, liquidator, sequestrator, custodian or any similar official of or for Purchaser or of all or any substantial part of its properties, (f) within sixty (60) days after the commencement of any proceeding against Purchaser seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation, the proceeding has not been dismissed, (g) within sixty (60) days after the appointment without Purchaser’s consent or acquiescence of a trustee, receiver or liquidator of Purchaser or of all or any substantial part of its properties, the appointment is not vacated or stayed, or within sixty (60) days after the expiration of any such stay, the appointment is not vacated, or (h) Purchaser taking any action in furtherance of any of the foregoing, then Purchaser shall first notify Seller in writing, who will then have for a period of thirty (30) days thereafter, the exclusive right to enter into good faith negotiations with Purchaser for the purchase of the Assets.

SECTION 13.Indemnification.

(a)Indemnification by Seller.  From and after the Closing Date, and without limiting any other remedy available to Purchaser, Seller shall indemnify and hold harmless Purchaser, its affiliates and each of their respective officers, directors, agents and employees (the “Purchaser Indemnified Parties”) from and against any and all damages, losses, deficiencies, liabilities, obligations, commitments, costs or expenses of any kind or nature (including reasonable legal and other expenses) ("Reimbursable Amounts") incurred by any of the Purchaser Indemnified Parties arising from: (i) any claims arising from the sale of the Assets by Seller prior to the Closing Date; (ii) any failure by Seller to satisfy and/or discharge any obligations or liabilities of the Seller with respect to the sale of the Assets; (iii) any breach by Seller of any of its representations or warranties set forth in Section 6 above; and (iv) any breach by Seller of this Agreement, the Seller Transaction Documents or any ancillary document.

(b)Indemnification by Purchaser.  From and after the Closing Date, and without limiting any other remedy available to the Seller, Purchaser shall indemnify and hold harmless Seller, its affiliates and each of their respective officers, directors, agents and employees (the “Seller Indemnified Parties”) from and against any and all Reimbursable Amounts incurred by any of the Seller Indemnified Parties, arising from: (i) any breach by Purchaser of any of its representations or warranties set forth in Section 7 above; and (ii) any breach by Purchaser of this Agreement, the Purchaser Transaction Documents or any ancillary document.

SECTION 14.Miscellaneous.

(a)Press Releases, etc.  Purchaser has the right to issue one or more press releases announcing the completion of this transaction with the timing, the content and the dissemination to be determined by Purchaser.  Except as may otherwise be agreed to by Purchaser, Seller shall issue no press release or public announcement with respect to the subject matter of this Agreement, except as may be required to comply with applicable law or the requirements of any governmental entity and with the prior review and approval by Purchaser.

(b)Counterparts.  This Agreement may be executed in one or more counterparts, each of which when so executed shall be deemed an original of this Agreement and all of which together shall constitute one and the same agreement.

(c)Section and Other Headings; Interpretation.  The sections and other headings contained in this Agreement are for reference purposes only and shall not define, limit or extend the meaning or interpretation of this Agreement.  The word “including” in this Agreement means “including without limitation.” The word “or” in this Agreement is disjunctive but not necessarily exclusive.  All words in this Agreement will be construed to be of such gender or number as the circumstances require.

(d)Entire Agreement; Incorporation by Reference.  All schedules and exhibits attached hereto are incorporated by reference. This Agreement and the other documents referenced herein contain the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and thereof (including any confidentiality agreements and letters of intent or similar documents).

(e)Binding Effect.  This Agreement shall inure to the benefit of and be binding upon the parties and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties, or their respective successors or permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

(f)Amendment or Modification.  This Agreement may not be amended, supplemented or otherwise modified by the parties in any manner, except by an instrument in writing signed by each of the parties hereto.

(g)Waiver.  The failure of any party to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part thereof or the right of any party thereafter to enforce each and every such provision, and the single or partial exercise of any right hereunder by any party shall not preclude any other or further exercise of such right or any other right by such party or the other party.  No waiver by any Party of any breach of this Agreement will be deemed to extend to any other breach hereunder or affect in any way any rights arising by virtue of any other breach.  No waiver of any provision of this Agreement will be valid unless the waiver is in writing and signed by the waiving party.

(h)Severability.  If any provision of this Agreement shall be determined by a court of competent jurisdiction to be invalid or unenforceable in any jurisdiction, such determination shall not affect the validity or enforceability of the remaining provisions of this Agreement in such jurisdiction.  If any provision of this Agreement, or the application thereof to any Person or entity or any circumstance, is found to be invalid or unenforceable in any jurisdiction, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid or enforceable, the unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons, entities or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

(i)Expenses.  All expenses incurred by the parties hereto in connection with the negotiation of this Agreement and documentation of the transactions contemplated hereby, including without limitation, all expenses of counsel and accountants employed by the parties, shall be borne solely and entirely by the party which has incurred such expense.  This provision shall not limit the right to indemnification of any party for expenses of counsel and other experts and advisors.

(j)Assignment.  This Agreement may not be assigned (in whole or in part) by either party without the prior written consent of the other party; provided, that either party may assign this Agreement to an Affiliate or to any Person that succeeds to substantially all of the assets or business of such party (irrespective of the form of transaction).

(k)Governing Law; Waiver of Trial by Jury.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to its conflict of laws principles.  The parties agree to be subject to personal jurisdiction in the courts of the State of New York. EACH OF THE PARTIES HEREBY AGREES TO IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING BETWEEN THE PARTIES ARISING OUT OF OR RELATED TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

(l)Survival. The terms of this Agreement that either explicitly or implicitly are intended to survive shall survive termination or expiration of this Agreement, in whole or part, for any reason whatsoever including but not limited to sections 6, 7, 12 and 13.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, on the date first set forth above, intending to be legally bound thereby.

SELLER: LookWithUs.com, Inc.

By:	/s/ Mark Smith
Name: Mark Smith
Title: CEO

PURCHASER: tsu Inc. (d/b/a Display)

By:	/s/ John Acunto
Name: John Acunto
Title: CEO

List of Exhibits

Exhibit A Documentation

Exhibit B FileWag Technology

Exhibit C Patent

Exhibit D Assignment of Patent Rights

EXHIBIT A & B

DOCUMENTATION & FILEWAG TECHNOLOGY

The FileWag documentation, code and technology have been provided via an Amazon image that will be made available via permissions to the nominated tsu/display Amazon account for transfer.

EXHIBIT C

PATENT

EXHIBIT D

ASSIGNMENT OF PATENT RIGHTS

WHEREAS, LookWithUs.com, Inc., a Delaware corporation ("Assignor") is owner of U.S. Patent Number: US 8,826,375 B2, dated September 2, 2014, titled Rich Media Collaboration System including the inventions described therein and the patents issued and reissued thereon (the “Patent”).

WHEREAS, Assignor and tsu Inc. (d/b/a display), a Delaware corporation, ("Assignee") entered into an Asset Purchase Agreement dated October 12, 2021 (the “Asset Purchase Agreement”) under which Assignor agreed to sell and Assignee agreed to purchase substantially all of the assets of Assignor including the Patent and the renewals therefor and all claims for past or future infringement thereof.

NOW THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, and intending to be legally bound, Assignor hereby sells, assigns, transfers and conveys to Assignee, its successors and assigns, free and clear of any and all liens, restrictions, claims and encumbrances, one hundred percent (100%) of its right, title and interest in and to the Patent for the entire term of the Patent and any reissues or extensions and for the entire terms of any patents, reissues, or extensions that may issue from foreign applications, divisions, continuations in whole or part, or substitute applications filed claiming the benefit of the Patent, together with all rights of registration, maintenance and protection thereof in any form, all rights to income, royalties, damages and payments now due or hereafter due or payable in respect thereto, and all rights of recovery and of legal action for past or future infringements and of interference proceedings and reexaminations involving such Patent. The right, title, and interest conveyed in this Assignment is to be held and enjoyed by Assignee and Assignee's successors and assigns as fully and exclusively as it would have been held and enjoyed by Assignor had this assignment not been made.

Assignor authorizes the United States Patent and Trademark Office and any other applicable jurisdictions outside the United States to record the transfer of the Patent to Assignee as the recipient of all of Assignor’s right, title and interest in and to the Patent.

Assignor further agrees, without any further compensation, to: (a) cooperate with Assignee in the protection of the patent rights and prosecution and protection of foreign counterparts; (b) execute, verify, acknowledge and deliver all such further papers, including patent applications and instruments of transfer; and (c) perform such other acts as Assignee lawfully may request to obtain or maintain the Patent and any and all applications and registrations for the invention described therein in any and all countries.

This Assignment of Patent Rights shall be construed, interpreted and applied in accordance with the laws of the State of New York, without regard to its conflicts of law principles.

Date: October 12, 2021

Assignor: LookWithUs.com, Inc.	Assignee: tsu Inc. (d/b/a Display)

By:	By:

Print Name:	Print Name:

Title:	Title: